Exhibit 99.1

800 Boylston St., Boston, Massachusetts 02199 56 Prospect St., Hartford, Connecticut 06103-2818

Eversource Energy Closes on the Sale of Uncommitted Offshore Lease Area

BOSTON, Mass. And HARTFORD, Conn. (September 7, 2023) – Eversource Energy (NYSE: ES) today announced that it has completed its sale of the uncommitted lease area of approximately 175,000 developable acres located 25 miles off the south coast of Massachusetts to Ørsted for $625 million in an all-cash transaction. The transaction, which was announced on May 25, 2023, closed today following approval from the Committee on Foreign Investment in the United States.

Eversource and Ørsted today have also announced the execution of a Tax Equity Capital Contribution Agreement for South Fork Wind. Eversource will use a portion of the proceeds from the lease area sale to provide its anticipated tax equity investment for South Fork Wind. The contribution for Eversource’s new tax equity member interest is expected to be approximately $545 million. Eversource expects to recover this tax equity member interest investment primarily in the form of investment tax credits as turbines are placed in service for South Fork Wind. These credits will be utilized to reduce federal tax liability, including refunds expected over the next nine months. Eversource also expects to receive approximately $273 million of this contribution as a distribution from the project prior to its commercial operations date, as it currently remains a managing member of the project, along with Ørsted. Construction of South Fork Wind commenced in early 2022, with commercial operation expected in late 2023. Eversource’s tax equity investment in South Fork Wind is expected to close in the third quarter.

“Eversource is fully committed to being a catalyst to the region’s clean energy transition, with our regulated companies procuring power from offshore wind as well as building many of the facilities that will enable more than 9,000 megawatts of offshore wind generation to reach the homes and businesses of Southern New England. We share the same goals as the states in which we operate when it comes to building the clean energy delivery systems of the future,” said Joe Nolan, Eversource’s president, chief executive officer, and chairman. “With Ørsted as the 100% owner of this lease area, we are confident it will play a critical role in decarbonizing the generation mix of Southern New England and New York.”

As a result of Eversource completing its Offshore Wind Strategic Review, Eversource announced that it is in the best long-term interest of the company to advance the sale of its existing 50 percent interest in its three jointly owned contracted offshore wind projects (South Fork Wind, Revolution Wind, and Sunrise Wind) with a total capacity of 1,758 MW. This process continues to progress and Eversource expects to announce details of this transaction soon.

Eversource has engaged Goldman Sachs as its financial advisor to assist with the transactions and Ropes & Gray serves as its legal counsel.

Eversource Energy operates New England’s largest energy delivery system and serves approximately 4.4 million electric, natural gas and water utility customers in Connecticut, Massachusetts, and New Hampshire.

CONTACT:

Robert S. Becker

(860) 665-3249

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts, including the anticipated timing for the closing the tax equity investment, as well as the anticipated contribution and distribution amounts and potential future tax credits and the timing for any update on the potential sale of Eversource’s offshore wind investment. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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